EXHIBIT 10.41

CEO 2021 Performance Options

EVO PAYMENTS, INC.

AMENDED AND RESTATED

2018 OMNIBUS INCENTIVE STOCK PLAN

Nonqualified Stock Option Agreement

This Nonqualified Stock Option Agreement (this “Agreement”) is made and entered into by and between EVO Payments, Inc., a Delaware corporation (the “Company”) and Jim Kelly (the “Participant”).

Grant Date: _________

Grant Date Price:[The closing price of the Company’s Class A common stock on the Grant Date, as reported on Nasdaq]

Exercise Price Per Share: [Equal to the Grant Date Price]

Number of Options: _____________

Expiration Date: 10th anniversary of Grant Date

1.Grant of Options.

1.1Grant; Type of Option Award. Pursuant to Section 6.1 of the EVO Payments, Inc. Amended and Restated 2018 Omnibus Incentive Stock Plan (the “Plan”), the Company hereby grants to the Participant the number of options (the “Options”) to purchase Shares of the Company set forth above, at the Exercise Price set forth above. The Options are intended to be Nonqualified Stock Options and not “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

1.2Consideration; Subject to Plan. The grant of the Options is made in consideration of the services to be rendered by the Participant to the Company or its Affiliates and is subject to the terms and conditions of the Plan. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

2.Exercise Period; Vesting.  Except as otherwise provided in this Agreement, provided that the Participant has not incurred a Termination of Service, the Options will vest and become exercisable upon the later of the date on which the time-vesting conditions set forth in Section 2.1 (the “Time-Vesting Conditions”) are satisfied, and the date on which the performance-vesting condition set forth in Section 2.2 (the “Performance-Vesting Condition”) is satisfied.

2.1Time-Vesting Conditions.  Except as set forth in Sections 2.3 and 2.4 below, the Time-Vesting Conditions shall be satisfied in accordance with the vesting schedule set forth below, provided that the Participant has not incurred a Termination of Service on or prior to the applicable vesting date, as set forth below (each, a “Vesting Date”):

Vesting Date	Percentage of Options Time-Vesting
_____, 2022	33⅓% (rounded up to next whole Option)
_____, 2023	33⅓% (rounded up to the next whole Option)
______, 2024	All remaining Options

2.2Performance-Vesting Condition.  The Performance-Vesting Condition will be satisfied if, prior to March 21, 2026 (the “Performance End Date”) the Company’s twenty (20) trading day trailing average stock price equals or exceeds a ten per cent (10%) premium over the Grant Date Price for twenty (20) consecutive trading days (the “Performance Goal”).  If the Performance Goal is met prior to the first Vesting Date, then all three (3) annual installments will vest in accordance with the vesting schedule set forth in Section 2.1.  If the Performance Goal is met subsequent to the first Vesting Date, each annual installment relating to a Vesting Date that has already occurred will automatically vest upon achievement of the Performance Goal and any remaining installments will vest in accordance with the vesting schedule set forth in Section 2.1.  If the Performance Goal is met after the last Vesting Date but prior to the Performance End Date, 100% of the Options will vest immediately upon achievement of the Performance Goal.  If the Performance Goal is not met by the Performance End Date, all Options, regardless of the extent to which the Time-Vesting Conditions have been satisfied, will be immediately forfeited as of the Performance End Date.

2.3Death or Disability. If the Participant incurs a Termination of Service prior to the Performance End Date as the result of death or Disability, then, as of the date of the Participant’s Termination of Service: (i) for purposes of satisfying the Time-Vesting Conditions, the Participant will become vested in the number of Options that would have become vested as of the anniversary of the Grant Date next following such Participant’s death or Disability; and (ii) the Performance Goal, if not previously satisfied, shall be deemed to have been satisfied.

2.4Change in Control.  Notwithstanding anything in Section 15.1(b)(ii) of the Plan, if a Change in Control occurs prior to the Participant’s Termination of Service, and the acquiring corporation either assumes this award of Options, or substitutes Replacement Awards, the Performance Goal (but not the Time-Vesting Conditions) shall be deemed to have been satisfied as of the date of the Change in Control; provided, however, in the event that within twenty-four (24) months following the Change in Control, (i) the Participant incurs a Termination of Service as the result of the Company or its successor terminating the Participant’s employment without Cause, or (ii) the Participant initiates a Termination of Service with Good Reason, then then the Participant will become fully vested with respect to all Options granted pursuant to this Agreement upon his Termination.  In the event a Change in Control occurs prior to the Participant’s Termination of Service, and the acquiring corporation does not assume this award of Options or provide Replacement Awards, the Participant will become fully vested, upon or within thirty (30) days following the Change in Control, with respect to all Options granted pursuant to this Agreement.

2.5Forfeiture.  Upon a Participant’s Termination of Service, all of the Participant’s Options that have not yet satisfied both of the Time-Vesting Conditions and the Performance-Vesting Condition shall be immediately and automatically forfeited, and neither the Company nor any Subsidiary or Affiliate shall have any further obligations to the Participant under this Agreement with respect to such forfeited Options.   All Options, including Options that have satisfied all or a portion of the Time-Vesting

Conditions, shall be automatically forfeited as of the Performance End Date if the Performance Goal has not been satisfied as of such date.

2.6Expiration. The Options will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3.Expiration of Vested Options.  The Participant’s Options that are vested and exercisable shall be forfeited upon his or her Termination of Service, except as set forth below:

3.1Termination of Service for Reasons Other Than Cause, Death, or Disability. Upon a Participant’s Termination of Service for any reason other than death, Disability, or for Cause, any Options held by such Participant that were vested and exercisable immediately before such Termination of Service may be exercised at any time until the earlier of (a) the ninetieth (90th) day following such Termination of Service and (b) the Expiration Date.

3.2Termination of Service for Cause. Upon a Participant’s Termination of Service for Cause, all Options (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3Termination of Service Due to Disability. Upon a Participant’s Termination of Service by reason of Disability, any Options held by such Participant that were vested and exercisable immediately before such Termination of Service may be exercised at any time until the earlier of (a) the first anniversary of such Termination of Service and (b) the Expiration Date.

3.4Termination of Service Due to Death. Upon the Participant’s Termination of Service by reason of death, any Options held by such Participant that were vested and exercisable immediately before such Termination of Service may be exercised at any time until the earlier of (a) the first anniversary of the date of such death and (b) the Expiration Date.

3.5Death after Termination of Service.  Notwithstanding the above provisions of this Section 3, if a Participant dies after such Participant’s Termination of Service, but while his or her Options remain vested and exercisable as set forth above, such Options may be exercised at any time until the earlier of (a) the first anniversary of the date of such death and (b) the Expiration Date.

4.Manner of Exercise.

4.1Election to Exercise. To exercise Options, the Participant (or in the case of exercise after the Participant's death or incapacity, the Participant's executor, administrator, heir or legatee, as the case may be) must deliver to the Company a written notice of intent to exercise in the form specified or accepted by the Committee (or by complying with any alternative exercise procedures that may be authorized by the Committee), setting forth the number of Options to be exercised. If someone other than the Participant exercises the Options, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise such Options.

4.2Payment of Exercise Price. The Exercise Price of the Options exercised shall be payable to the Company in full at the time of exercise, in cash, certified or bank check or such other instrument as the Committee may accept. If approved by the Committee, and subject to any terms, conditions, and limitations as the Committee may prescribe and to the extent permitted by law, payment of the Exercise Price, in full or in part, may also be made in one or more of the manners permitted by Section 6.6 of the Plan.

4.3Withholding. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted or payment due under the Plan the amount of all federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. No later than the date as of which an amount first becomes includible in the gross income or wages of a Participant for federal, state, local and non-United States tax purposes with respect to any Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local, or non-United States taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount, in accordance with Sections 17.1 and 17.2 of the Plan.

4.4Issuance of Shares. Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 4 and satisfaction of tax obligations, the Company shall deliver to the Participant, in the Participant’s name, evidence of book entry Shares, in an appropriate amount based upon the number Options exercised.

5.No Right to Continued Service; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant, advisor or Nonemployee Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment or service at any time, with or without Cause. No Participant or other person shall become the Beneficial Owner of any Shares subject to the Options until a book entry has been created for the Participant with respect to such Shares following exercise of his or her Options in accordance with the provisions of the Plan and this Agreement.

6.Transferability. Unless otherwise designated by the Committee or as provided in the Plan, the Options shall not be transferred, assigned, pledged or hypothecated in any way.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any nontransferable Options or any right or privilege confirmed hereby contrary to the provisions hereof, the Options and the rights and privileges confirmed hereby shall immediately become null and void.

7.Adjustments. The number of Options may be adjusted in any manner as contemplated by Section 4.4 of the Plan.

8.Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Options or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Options to reduce or eliminate the Participant’s liability for Tax-Related Items.

9.Compliance with Law. The exercise of the Options and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued pursuant to exercised Options unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.

11.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

12.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

13.Options Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Options may be transferred by will or the laws of descent or distribution.

15.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Options in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment or service with the Company.

17.Amendment. The Committee has the right to amend this Agreement, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Participant under this Agreement without the Participant’s consent, subject to the provisions of Section 16.1 of the Plan.

18.Section 409A; No Deferral of Compensation. This Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Code.  The Company reserves the right to unilaterally amend or modify the Plan or this Agreement, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the Options granted hereunder are not subject to, Section 409A of the Code.

19.No Impact on Other Benefits. The value of the Participant's Options are not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Options subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Options or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

22.Data Privacy.  The Participant acknowledges that the Company and the Subsidiaries and Affiliates will collect, process, transfer and hold the Participant’s personal data as is necessary for the purposes of operating the Plan and administering the Participant’s Awards, and hereby provides consent to these actions. However, if the Participant resides within the European Union, the Company and the Subsidiaries and Affiliates will collect, process, transfer and hold information relating to the Participant for the purposes of operating the Plan and administering the Participant’s Awards in accordance with the privacy notice which is available from the Participant’s employer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EVO PAYMENTS, INC.
By: ________________________________________________________________ Name: ____________________ Title: _____________________ Agreed and Accepted: ___________________________ Jim Kelly, Participant